Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 000-23575) on Form S-8 of Community West Bancshares of our reports dated April 5, 2024 relating to the consolidated financial statements of Community West Bancshares, appearing in this Annual Report on Form 10-K of Community West Bancshares for the year ended December 31, 2023.

/s/ RSM US LLP

San Francisco, California
April 5, 2024